Exhibit 4.6

[CyPost KK]



June 30, 2000


                               Letter Of Agreement

                 Transfer of Shares to CyPost Corporation, U.S.





Provided that CyPost Corporation, US sells CyPost KK to Access Media International, I, Jiro Miyamoto, a member of CyPost KK management, agree to return forty-two (42) of my shares in CyPost KK, Stock to CyPost Corporation, U.S. with no cost or liability to CyPost Corporation, U.S. and without any further consideration or future claim(s) as of July 3, 2000 Japanese time.



/s/ Jiro Miyamoto                               /s/ Yoko Hiran
------------------------------------            --------------------------------
Jiro Miyamoto                                   witness



July 3, 2000      / Tokyo Japan
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date / place




Bureau Toranomon 802, 2-7-16 Toranomon, Minato-Ku, Tokyo, Japan
Tel: 03-3502-0201